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                                                                   EXHIBIT 23.02

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this Registration Statement on Form S-1 (File
No.      ) of our reports dated May 27, 1998 on our audits of the supplemental consolidated financial statements and financial statement schedule of Hiway Technologies, Inc. which reports present our opinion on the supplemental consolidated financial statements in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the Merger. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus.

COOPERS & LYBRAND, L.L.P.

San Jose, California
June 10, 1998